UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2022

Apollo Debt Solutions BDC

(Exact name of Registrant as specified in its charter)

Delaware	814-01424	86-195058
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9 West 57th Street New York, New York	10019
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (212) 515-3200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.02. Unregistered Sale of Equity Securities

As of June 1, 2022, the Apollo Debt Solutions BDC (the “Fund,” “ADS,” “we” or “our”) sold unregistered Class I common shares of beneficial interest (with the final number of shares being determined on June 22, 2022) to feeder vehicles primarily created to hold the Fund’s Class I shares. The offer and sale of these Class I shares was exempt from the registration provisions of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) and/or Regulation S thereunder (the “Private Offering”). The following table details the shares sold:

Date of Unregistered Sale	Amount of Class I Common Shares	Consideration
As of June 1, 2022 (number of shares finalized on June 22, 2022)	1,466,812	$34,793,798

Item 7.01. Regulation FD Disclosures

June 2022 Distributions

On June 22, 2022, the Fund declared distributions for each class of its common shares of beneficial interest (the “Shares”) in the amount per share set forth below:

	Gross Distribution	Shareholder Servicing and/or Distribution Fee	Net Distribution
Class I Common Shares	$0.1408	$0.0000	$0.1408
Class S Common Shares	$0.1408	$0.0166	$0.1242

The distributions for each class of Shares are payable to shareholders of record as of the open of business on June 30, 2022 and will be paid on or about July 28, 2022. These distributions will be paid in cash or reinvested in shares of the Fund’s Shares for shareholders participating in the Fund’s distribution reinvestment plan.

Item 8.01. Other Events.

Net Asset Value and Portfolio Update

The net asset value (“NAV”) per share of each class of the Fund as of May 31, 2022, as determined in accordance with the Fund’s valuation policy, is set forth below.

NAV as of May 31, 2022
Class I Common Shares	$23.72
Class S Common Shares	$23.72

As of May 31, 2022, the Fund’s aggregate NAV was $1.6 billion, the fair value of its investment portfolio was $3.2 billion and it had $1.6 billion of principal debt outstanding, resulting in a debt-to-equity leverage ratio of approximately 0.98 times. The Fund’s net leverage ratio as of May 31, 2022 was approximately 0.96 times (1).

(1)

The Fund’s net leverage ratio is defined as debt outstanding plus payable for investments purchased, less receivable for investments sold, less cash and cash equivalents, less foreign currencies, divided by net assets.

Status of Offering

The Fund is currently publicly offering on a continuous basis up to $5.0 billion in Shares (the “Offering”). Additionally, the Fund has sold unregistered shares as part of the Private Offering. The following table lists the Shares issued and total consideration for both the Offering and the Private Offering as of the date of this filing. The Fund intends to continue selling Shares in the Offering and the Private Offering on a monthly basis.

	Common Shares Issued	Total Consideration
Offering:
Class I Common Shares	2,358,234	$57,929,366
Class S Common Shares	5,770,728	$141,536,286
Class D Common Shares	—	—
Private Offering:
Class I Common Shares	64,461,568	$1,604,188,592
Class S Common Shares	—	—
Class D Common Shares	—	—
Total Offering and Private Offering *	72,590,530	$1,803,654,244

*	Amounts may not sum due to rounding.

Portfolio Commentary

(All figures as of May 31, 2022, unless otherwise noted)

Across May, the financial markets continued to be volatile as it digested the U.S. Federal Reserve’s commitment to battling inflation through aggressive interest rate hikes and quantitative tightening. As a result, the new issuance market for U.S. leveraged loans and high yield were noticeably muted. Year-to-date, institutional leveraged loan new-issue volume stood at $166 billion, down 48% compared to the same period last year, and high yield new-issue volume stood at $68 billion, down 75% compared to the same period last year.1

The challenging environment in the leveraged loan and high yield markets year-to-date continue to present increasingly attractive investment opportunities for ADS. In the month of May, ADS closed on approximately $591 million of directly originated first lien loan commitments with a weighted average spread over base rate of 617 basis points on funded positions. This compares to a weighted average spread of 530 basis points for first quarter new direct originations and 569 basis points for the month of April. 100% of our new direct originations commitments in May were first lien senior secured loans and 100% were floating rate. We believe that our pipeline remains very robust with attractive pricing and terms.2

Our portfolio as of May 31, 2022 was $3.2 billion based on fair market value across 124 issuers and 43 industries. 98% of the portfolio was first lien and 96% of the portfolio was floating rate. Movement in ADS’s net asset value per share during May continued to reflect increasing risk premiums in the liquid credit markets. The credit fundamentals of our portfolio remain robust. We had no investment on non-accrual status as of May 31, 2022. The median EBITDA of our portfolio companies was $276 million3, and our portfolio companies’ weighted average last-dollar leverage and net loan-to value were 4.6x3 and 43%3, respectively. Weighted average interest coverage remains strong at 3.2x3. As of today, we have not experienced any material deterioration in any of our portfolio companies’ credit profiles as a result of rising rates and / or inflationary pressures, but we continue to monitor these factors closely. Given the broader macro uncertainty, we remain committed to our defensive strategy of focusing on predominantly large cap companies, lending at the top of the capital structure and maintaining a predominantly floating rate portfolio.

In early June, we upsized our revolving credit facility by $250 million with the addition of two new bank lenders. Commitments under our revolving credit facility currently stand at $2.085 billion. Based on our May 31, 2022 funded debt amount, we currently have $1.4 billion of unused availability under our SPVs and revolving credit facility (inclusive of the recent upsize). Our net leverage ratio at May 31, 2022 was 0.96x debt-to-equity, which provides flexibility for us to capitalize on the attractive originations environment.

On June 13, 2022, ADS received its first investment grade rating from DBRS Morningstar. We believe this is a testament to the quality and defensive nature of the ADS portfolio, as well as Apollo’s scaled and market-leading alternative credit platform.

Select Recent Transaction Highlight:

Anaplan Inc.

In June 2022, Apollo served as joint lead arranger and bookrunner on a $3.07 billion senior secured credit facility to support Thoma Bravo’s take-private buyout of Anaplan Inc. Anaplan is a cloud-native enterprise SaaS company that provides software to track business performance and facilitate planning through proprietary Hyperblock technology. Apollo believes that it was able to be one of the lead lenders in this transaction due to its quick execution and sizable support.

Congruex Group

In May 2022, Apollo served as joint lead on a senior secured credit facility to support Crestview Partners’ refinancing of Congruex Group. Congruex, a portfolio company of Crestview since 2017, is a national, end-to-end engineering and construction services platform serving customers in the broadband industry. Pricing on the facility is S+CSA+575 bps with a 0.75% floor and 2.50 points OID. Apollo believes that its long-standing relationship with the sponsor allowed it to successfully participate in the transaction.

VFS Global

In May 2022, Apollo closed a commitment to senior secured credit facilities to support Blackstone’s acquisition of VFS Global, the world’s largest visa outsourcing and technology services specialist for governments and diplomatic missions across the world. The Company operates over 3,500 visa application centers in over 150 countries on behalf of 65 national governments. Apollo’s incumbency as an existing lender to VFS, having substantially upsized its commitment to the Company during the COVID-19 pandemic, allowed it to successfully participate in this transaction.

1.	Based on figures reported by S&P Leveraged Commentary & Data as of June 21, 2022.

2.	Given the market volatility, there is no guarantee we will be able to consummate the transactions in our pipeline.

3.	Based on latest information tracked on borrowers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO DEBT SOLUTIONS BDC

Date: June 22, 2022	By:	/s/ Joseph Glatt
	Name:	Joseph Glatt
	Title:	Chief Legal Officer and Secretary

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